Sub-Item 77 O

Transactions effected pursuant to Rule 10f-3


TAMARACK FUNDS TRUST: Tamarack Value Fund

Pursuant to Rule 10f-3, the following constitutes the required report of securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period October 1, 2007 through September 30, 2008 in accordance with the Trust's Rule 10f-
3 Procedures other than timely reporting to the Board of Trustees.


ISSUER: Annaly Capital Management
Trade Date: 1-23-08
Part of an issue registered under the 1933 Act that is being offered to the public
3 years operations: Yes
Selling Broker: Merrill Lynch, Morgan Stanley and UBS
Shares Purchased: 100,000
Purchase Price Per Share: $19.25
% of Issue: 0.2%



ISSUER: Annaly Capital Management
Trade Date: 5-13-08
Part of an issue registered under the 1933 Act that is being offered to the public
3 years operations: Yes
Selling Broker: Morgan Stanley, Merrill Lynch, J.P. Morgan and Deutsche Bank
Shares Purchased: 200,000
Purchase Price Per Share: $16.15
% of Issue: 0.3%